Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Project Letter of Intent

HOUMA, La.--(BUSINESS WIRE)--July 17, 2013--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that, through its subsidiary Gulf Marine Fabricators, it has received a Letter of Intent from Walter Oil & Gas Corporation in anticipation of a contract for the fabrication of topsides totaling approximately 4,500 short tons. The topsides will accompany the 1200’ jacket, previously awarded to Gulf Marine Fabricators, for Walter’s Coelacanth Project located at Ewing Bank 834 in the Gulf of Mexico. Revenue backlog and man-hours associated with this project will be reported in connection with the Company’s announcement of financial results for the quarter ended June 30, 2013.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs”, “FPSOs” and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, offshore supply vessels, dry docks, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 985-872-2100
Chief Executive Officer
or
Jeffrey M. Favret, 985-872-2100
Chief Financial Officer